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May 21, 1996


Union Tank Car Company
225 West Washington Street
Chicago, Illinois
U.S.A. 60606

Procor Limited
2001 Speers Road
Oakville, Ontario
Canada, L6J 3E1

Dear Sirs:

Re:  Union Tank Car Company
     1996-A Pass Through Trusts
     Pass Through Certificates Series 1996-A

We have acted as Canadian counsel to Procor Limited, a Canadian corporation ("Procor"), and as special Canadian counsel to Union Tank Car Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under The Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (Registration No. 333-1899), as amended (the "Registration Statement"). The Registration Statement relates to Pass Through Certificates, Series 1996-A to be issued under:

        (i) the Pass Through Trust Agreement 1996-A1 between the Company and The First National Bank of Chicago, a national banking association, as trustee ("First Chicago"); and

        (ii) the Pass Through Trust Agreement 1996-A2 among the Company, Procor and First Chicago, as trustee.


Capitalized terms used but not defined in this opinion have the meanings ascribed thereto in the Registration Statement. The following is, as of the date hereof, our opinion concerning the material Canadian federal income tax consequences to a Certificate Owner who is a non-resident of Canada and who purchased Pass Through Certificates issued by Pass Through Trust 1996-A2 in connection with this offering. Our opinion is based on the current provisions of the Income Tax Act (Canada)(the "Tax Act") and the regulations thereunder, counsel's understanding of the current administrative practices published by Revenue Canada and all specific proposals to amend the Tax Act and the regulations announced by the Minister of Finance prior to the date hereof. Our opinion does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.


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Our opinion is of a general nature only and is not intended to be, and should not be construed as, legal or tax advice to any particular Certificate owner.



It is our opinion that the payment by Procor of interest and principal on the Procor ETC to the Pass Through Trustee of Pass Through Trust 1996-A2 will be exempt from Canadian withholding tax. Also, the payment by such Pass Through Trustee of interest and principal on the Pass Through Certificates, Series 1996-A2 to a Certificate Owner will be exempt from Canadian withholding tax for a Certificate Owner who is, or is deemed to be, a non-resident of Canada and with whom the Company and Procor deal at arm's length, within the meaning of the Tax Act, at the time of making the payment. For the purposes of the Tax Act, related persons (as therein defined) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length.



It is also our opinion that no other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the holding or disposition of the Procor ETC, or the receipt of interest thereon, by the Pass Through Trustee of Pass Through Trust 1996-A2. No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the acquisition, holding or disposition of the Pass Through Certificates, Series 1996-A2 or the receipt of interest thereon by Certificate Owners who are, or are deemed to be, non-residents of Canada for the purposes of the Tax Act at any time during which they hold Pass Through Certificates and who do not use or hold and are not deemed by such laws to use or hold the Pass Through Certificates in carrying on business in Canada for the purposes of the Tax Act, and, in the case of a Certificate Owner who carries on an insurance business in Canada and elsewhere, whose Pass Through Certificates are not effectively connected with its Canadian insurance business.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the first paragraph under the caption "Certain Canadian Tax Consequences" in the prospectus constituting a part of the Registration Statement.

Yours very truly,

OSLER, HOSKIN & HARCOURT